Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Media: Pattie Kushner — 336-436-8263

Media@LabCorp.com

Investors: Clarissa Willett — 336-436-5076

Investor@LabCorp.com

LABCORP ANNOUNCES NEW LEADERSHIP ROLES

•	David P. King, current chairman, president and CEO of LabCorp, to become executive chairman of the board of directors effective Nov. 1, retiring Oct. 31 as president and CEO
•	Adam H. Schechter, current lead independent director of LabCorp and longtime Merck executive, to become president and CEO effective Nov. 1

BURLINGTON, N.C., June 5, 2019 — LabCorp® (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, today announced that David P. King, its chairman, president and CEO, will become executive chairman of the board of directors on Nov. 1, retiring Oct. 31 as president and CEO. Adam H. Schechter, current lead independent director of LabCorp’s board and former Merck executive vice president and president of global human health, will become president and CEO on Nov. 1. The board expects to choose one of its members to be lead independent director at a later date.

“I am immensely proud of what we have achieved during my nearly two decades at LabCorp, including almost 13 years as CEO,” King said. “I have been privileged to lead an outstanding executive team and nearly 61,000 mission-driven colleagues around the world, whose dedication to improving health and improving lives has made LabCorp a global leader in healthcare. To build on that momentum, the board of directors and I have been engaged for the last several years in a planning process designed to secure the best possible successor to take LabCorp to the next level of achievement. Adam’s experience in global healthcare, demonstrated leadership capabilities and strategic contributions as a board member position him perfectly to succeed me as CEO. He knows our industry, our company, and our strategy, and is uniquely suited to continue to build on the power of our combined organization.”

Schechter has served as a LabCorp director since April 1, 2013, becoming the company’s lead independent director in January of this year. He had a long and distinguished career at Merck, where, among other accomplishments, he focused on ensuring that Merck’s medicines and vaccines were available to people around the world; led a large global organization across the spectrum of commercial operations; transformed Merck’s commercial model; and led the integration of Merck and Schering-Plough. Schechter was a member of Merck’s executive committee and held a number of professional, managerial, and executive roles with the company. Prior to his most recent role as president of global human health, Merck’s global pharmaceuticals and vaccines business, Schechter served as president of the global pharmaceutical business from 2007 to 2010. Before that, he led Merck’s U.S. pharmaceutical business. He began his career with Merck in 1988 as a sales representative.

“I am honored to succeed Dave, who is a visionary and highly respected leader,” Schechter said. “I am deeply committed to continuing the company’s noble mission and I look forward to strengthening our leadership position in global life sciences as we execute our strategy. On behalf of the board, I would like to thank Dave for his remarkable legacy that includes leading LabCorp’s transformation from a pure-play U.S. testing laboratory into a leading global life sciences company. Dave positioned the company as a market leader in both laboratory testing and global drug development, led the company to strong growth over the past decade while navigating significant changes in government healthcare reimbursement policy, and spearheaded the forward-thinking acquisition and integration of Covance. Dave and his leadership team built an outstanding foundation for LabCorp’s continued success and we are deeply grateful.”

Under King’s leadership, LabCorp has tripled in size through a combination of organic growth and strategic acquisitions. The company does business in more than 100 countries, with nearly 61,000 employees and revenue of more than $11 billion in 2018. During King’s tenure, LabCorp entered the Fortune 500, was named to Fortune’s List of World’s Most Admired Companies and Forbes’ ranking of The World’s Most Innovative Companies, and earned the designation as a Best Place to Work for LGBTQ Equality by the Human Rights Campaign Foundation. Prior to becoming CEO on Jan. 1, 2007, King served as LabCorp’s executive vice president and chief operating officer and as executive vice president of strategic planning and corporate development. King joined LabCorp as senior vice president, general counsel, and chief compliance officer in 2001 after serving for several years as the company’s principal outside legal counsel.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements with respect to the Company’s leadership, future operations and opportunities. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the performance of employees and executives, the willingness of employees and executives to remain employed, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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